Exhibit (c)(xviii)
Contingent Value Rights January 2009 Project Milos DRAFT

Table of Contents Potential Applications to Rocket CVR Case Study: Endo Pharmaceuticals / Indevus Pharmaceuticals CVR Case Study: ViroPharma / Lev Pharmaceuticals CVR Case Study: Fresenius / APP Pharmaceuticals Appendix A. Overview of Contingent Value Rights

Contingent Payment to Minority Milos Shareholders Overview and Key Parameters Given the uncertainty regarding the Avastin adjuvant colorectal cancer test results (expected to be released in mid-2009), Rocket could use a contingent payment to potentially bridge the valuation gap with Milos independent directors, while transferring some risk to selling Milos shareholders Additionally, since the ultimate financial performance of Avastin adjuvant will not be known until at least 2010 or 2012 (particularly across multiple indications), Rocket may not know the actual value of adjuvant for several years Key structural considerations include the following: Total value subject to contingent payment - theoretically represents value of Avastin adjuvant not already embedded in Rocket's $89 offer value per share Payment schedule - Paid in pieces (based on interim benchmarks) or in a lump sum Term - Number of years, with an understanding that ultimate financial value of Avastin adjuvant will not be known until several years after clinical trial results are released Payment trigger metric - Can be based on an absolute or relative target; objective measurability is critical Absolute measures could include: adjuvant sales dollars or shipment volumes, number of patients treated, EBITDA, or cash flow A trigger could be event driven, including regulatory and commercial approvals Liquidity - Trades in market, or privately held, non-transferable contract right Given the uncertainty regarding adjuvant test results, Rocket could use a contingent payment to potentially bridge the valuation gap with Milos independent directors, while transferring some risk to selling Milos shareholders Rocket could structure a contingent payment as a contingent value right ("CVR") Structuring a mutually- attractive contingent payment requires consideration of a broad set of parameters Potential Applications to Rocket

Merits and Considerations If the adjuvant data does not read out, the risk will have been transferred to Milos shareholders in the form of a worthless CVR If Rocket is unwilling / unable to price uncertainty of clinical trial result, CVR provides mechanism for minority Milos equity holders to share in upside with Rocket Reduces upfront financing required Merits Considerations Need to avoid creating a security that would require Rocket or Milos to become a U.S. reporting company However, Milos shareholders unlikely to find non-transferable security attractive Increases complexity of negotiations and pro forma capital structure Introduces additional complications in backend squeeze-out transaction Could require valuation of the CVR in the case of the investment bank valuation test Will have differing value in the market, leading to lower perceived bid than the maximum potential bid Potential Applications to Rocket

Illustrative CVR Valuation Potential Applications to Rocket Present Value of $10.00 Nominal CVR CVR Nominal Value $10.00 nominal CVR 9.0% discount rate Lump sum payout at maturity Assumptions Assuming a $10.00 nominal CVR, 3 year term, 50% probability of payout and 9.0% discount rate, implies a CVR present value of $3.86 The analysis assumes no CVR illiquidity discount Supporting Calculations $3.86 CVR Present Value 100% Probability 75% Probability 50% Probability 25% Probability

Table of Contents Potential Applications to Rocket CVR Case Study: Endo Pharmaceuticals / Indevus Pharmaceuticals CVR Case Study: ViroPharma / Lev Pharmaceuticals CVR Case Study: Fresenius / APP Pharmaceuticals Appendix A. Overview of Contingent Value Rights

$4.50 / share On January 5, 2009, Endo Pharmaceuticals announced that it had agreed to acquire Indevus Pharmaceuticals Under the terms of the agreement, Endo will tender for all of the outstanding shares of Indevus at $4.50 per share in cash, implying an enterprise value of $299 million Indevus shareholders receive non-registered, non- transferable CVRs worth up to $3.00 per share in cash, or an additional $267 million $2.00 per share if Nebido is approved by the FDA, within three years of the closing of the tender, without certain restrictive labeling Two potential payments in the event that Nebido is approved with certain restrictive labeling $1.00 per share on Nebido approval by the FDA within three years of the closing of the tender An additional $1.00 per share following the achievement of a certain sales threshold milestone during the first five years from the date of the first commercial sale of Nebido $1.00 per share payable upon approval by the FDA of the octreotide implant within four years of closing of the tender offer Case Study Endo Pharmaceuticals / Indevus Pharmaceuticals On January 5, 2009, Endo Pharmaceuticals and Indevus Pharmaceuticals announced they entered into a definitive merger agreement, with consideration including a non-transferable contingent value right. Indevus' leading product candidate, Nebido, is being developed as a therapy for hypogonadism Summary of Financial Terms Indevus Pharmaceuticals Overview Indevus Pharmaceuticals Stock Price Graph (January 1, 2008 - January 6, 2009) Price ($) Volume (mm) Source: Factiva, Capital IQ, Company filings, Morgan Stanley case study dated 1/5/2009 Indevus is a specialty pharmaceutical company engaged in the acquisition, development and commercialization of products to treat conditions in urology and endocrinology Currently commercialized products include the Sanctura franchise (co-promote with Allergan) for overactive bladder, Vantas for prostate cancer, Supprelin LA for central precocious puberty and Delatestryl for the treatment of hypogonadism The Company's leading product candidate is Nebido, for the treatment of hypogonadism After filing an NDA in August 2007, the FDA indicated it wanted additional safety data in June 2008 Indevus subsequently received an approvable letter from the FDA in June 2008 In September 2008, Indevus reached an agreement with the FDA to resubmit an NDA with existing safety data in the first quarter of 2009 CVR Case Study: Endo Pharmaceuticals / Indevus Pharmaceuticals Implied Premiums $7.50 / share

Table of Contents Potential Applications to Rocket CVR Case Study: Endo Pharmaceuticals / Indevus Pharmaceuticals CVR Case Study: ViroPharma / Lev Pharmaceuticals CVR Case Study: Fresenius / APP Pharmaceuticals Appendix A. Overview of Contingent Value Rights

VIROPHARMA INCORPORATED

Lev PHARMACEUTICALS

CVR Case Study: ViroPharma / Lev Pharmaceuticals

Case Study

ViroPharma / Lev Pharmaceuticals

On July 15, 2008, ViroPharma and Lev Pharmaceuticals announced they entered into a definitive merger agreement, with consideration including a non-transferable contingent value right. Lev's lead product candidate, Cinryze, is being developed as a replacement therapy for hereditary angioedema (HAE)

The upfront consideration of $2.75 per share and the potential for total value of $3.75 per share represent premiums of 49% and 103%, respectively, over the company's one day unaffected share price

Implied Premiums

	Upfront Price $2.75	Potential Total $3.75
Unaffected Price (7/14/08)	$1.85	$1.85
Premium	**48.6%**	**102.7%**
52-Week High (12/4/07)	$2.10	$2.10
Premium	**31.0%**	**78.6%**
3-Year High (12/4/07)	$2.10	$2.10
Premium	**31.0%**	**78.6%**

Summary of Financial Terms

- Under the terms of the agreement, ViroPharma will acquire the outstanding common stock of Lev Pharmaceuticals for $2.75 upfront in cash and ViroPharma stock (subject to a collar) per share plus a non-transferable contractual right to two CVRs that could deliver up to an additional $1.00 per share, based on achievement of certain regulatory and commercial milestones
  - The first CVR of $0.50 per share ($87.4 million) is payable when Cinryze is both (1) approved for HAE and (2) granted orphan exclusivity or 2 years with no competition in the HAE market
  - The second CVR of $0.50 per share ($87.4 million) is payable when Cinryze reaches at least $600 million in cumulative net product sales within 10 years of closing
- The upfront purchase price of $2.75 per share represents $443 million (82% cash and 18% ViroPharma stock). If both CVRs are fully realized, the total potential deal value is $618 million
- The transaction also included a $20 million common stock equity investment in Lev Pharmaceuticals at signing

Lev Pharmaceuticals Overview

- Lev Pharmaceuticals is a company with a late stage, clinically proven product, Cinryze, for the treatment of hereditary angioedema (HAE)
- ViroPharma believed Cinryze had value for several reasons
  - It targeted a serious disease with great unmet medical need as well as had several indication expansion opportunities
  - It would require only a small sales force and modest additional infrastructure
  - It had a high probability of regulatory and commercial success
- On May 2nd, 2008, the Blood Products Advisory Committee to the FDA voted unanimously that there was sufficient evidence of the safety and efficacy for the approval of Cinryze for HAE

Lev Pharmaceuticals Stock Price Graph (April 1, 2008 – October 21, 2008)


Price ($)
Volume (mm)
$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
18
16
14
12
10
8
6
4
2
0
$3.75 / share
$2.75 / share
Lev Announces FDA Advisory Committee Unanimously Recommends Approval of Cinryze(TM) for Hereditary Angioedema
Lev Pharmaceuticals to Submit Cinryze(TM) Application to the EMEA
ViroPharma announced acquistion of Lev Pharmaceuticals for $2.75 per share up front and up to $1.00 per share in CVRs
ViroPharma completed the acquisition of Lev Pharmaceuticals
Apr-08
Jun-08
Aug-08
Oct-08

Source: Factiva, Capital IQ, Company filings

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Table of Contents Potential Applications to Rocket CVR Case Study: Endo Pharmaceuticals / Indevus Pharmaceuticals CVR Case Study: ViroPharma / Lev Pharmaceuticals CVR Case Study: Fresenius / APP Pharmaceuticals Appendix A. Overview of Contingent Value Rights

Under the terms of the agreement, Fresenius will acquire the outstanding common stock of APP for $23.00 in cash per share plus a CVR that could deliver up to an additional $970 mm in value, or $6.00 per share in cash, if the financial results of APP meet certain targets (payable in Q2 2011) Fresenius will also assume all of APP's outstanding net debt ($938 million). In aggregate, the consideration for the acquisition of APP, including the CVR, could be up to $5.6 billion Based on the cash purchase price of $23.00 per share, the transaction values the fully diluted equity capital of APP at approximately $3.7 billion; and with the CVR, if fully realized, at a value of $4.7 billion Goldman, Sachs & Co. and Lazard Freres & Co. advised APP; Deutsche Bank advised Fresenius Case Study Fresenius Kabi / APP Pharmaceuticals On July 7, 2008, APP Pharmaceuticals and Fresenius announced they entered into a definitive merger agreement, with consideration including a CVR. APP currently has a monopoly in the US Heparin market APP's financial results during the next 1-3 years are subject to significant Heparin market uncertainty Accordingly, the CVR structure was used to share this risk with APP shareholders The cash consideration of $23.00 per share and potential for total value of $29.00 per share represents a premium of 29% and 63%, respectively, over the company's one day stock price Summary of Financial Terms Situation Overview APP Pharmaceuticals Stock Price Graph (April 1, 2008 - September 10, 2008) Price ($) Volume (mm) Source: Factiva, Mergermarket, Capital IQ, Company filings APP is a fully-integrated pharmaceutical company that develops, manufactures, and markets injectable pharmaceutical products with a primary focus on the oncology, anti-infective, anesthetic/analgesics and critical care markets In 2007, APP generated Heparin sales of approximately $40 mm, supplying 50% of the total US market In January 2008, Baxter, the only other supplier of Heparin, detected an unusual increase in allergic reactions associated with the product and voluntarily withdrew from the market Subsequently, APP had a monopoly position and doubled the price, claiming the increase was linked to higher crude oil costs APP's financial results during the next 1-3 years are subject to significant Heparin market uncertainty CVR Case Study: Fresenius / APP Pharmaceuticals

APP Pharmaceuticals Stock Price Performance Volume (mm) Share Price Three Year Stock Price Performance Source: FactSet $23.00 bid $29.00 bid with full CVR APP Pharmaceutical's stock price traded between $12- $20 during the two years preceding the transaction APP's stock last traded at $29 per share on October 5, 2005, which was 1,006 days prior to the July 7, 2008 transaction announcement CVR Trading Since Acquisition Close CVR Case Study: Fresenius / APP Pharmaceuticals Post 7/7/08 Announcement Indexed Share Price Performance

Case Study Fresenius Kabi / APP Pharmaceuticals CVR Case Study: Fresenius / APP Pharmaceuticals Source: Company filings, Capital IQ, Analyst research Pre-CVR Transaction Value Post-CVR Transaction Value Summary of Key Deal Terms Summary Terms of CVR Agreement In addition to the purchase price, other key deal terms include the following: Conditions The transaction was conditioned upon the following, among others: Approval of the CVRs for listing (subject to notice of issuance) for trading on Nasdaq (or such other exchanges, electronic trading networks or other suitable trading platforms as agreed by FSE and APP) No material adverse effect to APP occurring after the date of the merger agreement HSR clearance Effectiveness of a registration statement on form S-4 An information statement/prospectus having been sent or given to APP's stockholders and 20 calendar days having elapsed thereafter The merger agreement is not subject to any financing condition; press released stated that the agreement contained customary representations, warranties and interim covenants Breakup Fee The merger agreement prohibits APP from soliciting or encouraging a competing proposal ($140mm breakup fee payable by APP for accepting a superior proposal) CVRs trade on the Nasdaq In connection with the merger, an FSE acquisition entity ("Holdco") and a mutually acceptable trustee will enter into a CVR agreement, governing the terms of the CVRs The CVR payment under the CVR indenture will be equal to (a) 2.5 times the excess of Holdco's aggregate Adjusted EBITDA (as defined in the CVR indenture) over $1.2677 billion for the 3-year period beginning January 1, 2008, through December 31, 2010 divided by (b) the number of CVRs issued in the merger Accordingly, the value of the CVR payment, which matures on June 30, in 2011, is based on the combined EBITDA for APP in 2008, 2009 and 2010 The maximum payment per CVR is capped at $6.00 per share Any amounts due under the CVRs are expressly subordinated to certain senior obligations of Holdco, which include the debt incurred to finance the merger transaction and other credit facilities and obligations of Holdco

Table of Contents Potential Applications to Rocket CVR Case Study: Fresenius / APP Pharmaceuticals CVR Case Study: ViroPharma / Lev Pharmaceuticals CVR Case Study: Endo Pharmaceuticals / Indevus Pharmaceuticals Appendix A. Overview of Contingent Value Rights

Contingent Value Rights Overview A Contingent Value Right ("CVR") is a type of right given to shareholders of an acquired company that provides for incremental value to any traditional cash or stock consideration paid at closing, if a specified event occurs/does not occur A contingent value right is similar to an (a) earnout, since it is dependent on the achievement of a pre- determined benchmark and can reduce upfront value otherwise paid by an acquirer and (b) option because it establishes a value threshold and maturity date relating to a given event's occurrence Specified CVR payment triggers can include favorable events, such as the achievement of a particular level of EBITDA, stock price appreciation, or cash flows, or recovery on a specific asset (such as a litigation claim) or unfavorable events, such as a post-transaction stock price decline or an adverse result in litigation CVRs provide a mechanism by which the seller can share in the risk or upside with the acquirer of a certain event occurring/not occurring and are typically used in situations involving targets with significant uncertainty Requires acquirer to determine a valuation formula for the uncertain asset or event, and the point at which seller or acquiror will bear the risk of underperformance (i.e. the CVR has no value) Ultimate performance of the uncertain asset(s) or events would be defined during a given measurement period, which tend to be multi-year periods CVRs can take many forms - including a right to a cash payment or additional shares, depending on the outcome resulting from the uncertain assets For example, whereas Fresenius' $5.6 billion acquisition of APP Pharmaceuticals contemplates a contingent cash payment of up to $6.00 per share, OSI Pharmaceuticals' $54.1 million acquisition of Cell Pathways contemplated a CVR payment of 0.04 OSI shares in the event of a filing of a new drug application for certain therapeutics CVRs can either be a separate security that trades in the market or a contract right that is not transferable Overview of Contingent Value Rights

Selected Precedent CVR Transactions CVRs Based on Target Operating Performance / Other Source: Thomson Financial, Factiva, SEC filings, breakingviews.com Note: Includes completed or pending deals over $50 million transaction value in which CVRs were used as consideration to the selling shareholders as well as other selected relevant transactions CVR payment indicates whether the CVR payment is fixed (the holder receives the entire CVR or nothing) or variable (the payment varies, typically with a defined maximum payment based on partial or full achievement of a certain stock price, EBITDA or other threshold) Overview of Contingent Value Rights CVRs Based on Target Operating Performance / Other

Selected Precedent CVR Transactions CVRs Based on Post-Transaction Stock Price Performance Source: Thomson Financial, Factiva, SEC filings, breakingviews.com Note: Includes completed or pending deals over $50 million transaction value in which CVRs were used as consideration to the selling shareholders as well as other selected relevant transactions CVR payment indicates whether the CVR payment is fixed (the holder receives the entire CVR or nothing) or variable (the payment varies, typically with a defined maximum payment based on partial or full achievement of a certain stock price, EBITDA or other threshold) (2) Represents "reverse" CVR - i.e. transaction provides downside protection for the acquirer, General Mills, in addition to Diageo, depending on General Mills' post-transaction stock price (3) Pursuant to the transaction, Dow Chemical would acquire approximately 67% of Marion Laboratories, and combine it with Dow's subsidiary Merrell Dow Pharmaceuticals, and Dow Chemical and Merrell Dow common stock would trade publicly (4) Pursuant to Allianz's proposal, AGF shareholders could elect cash consideration or a CVR with downside protection (put right) Overview of Contingent Value Rights CVRs Based on Post-Transaction Stock Price Performance (1)

Selected Precedent CVR Transactions CVRs Based on Post-Transaction Stock Price Performance Source: Thomson Financial, Factiva, SEC filings, breakingviews.com Note: Includes completed or pending deals over $50 million transaction value in which CVRs were used as consideration to the selling shareholders as well as other selected relevant transactions (1) CVR payment indicates whether the CVR payment is fixed (the holder receives the entire CVR or nothing) or variable (the payment varies, typically with a defined maximum payment based on partial or full achievement of a certain stock price, EBITDA or other threshold) (2) Pursuant to MacAndrews & Forbes' proposal, the resulting company, Mafco Consolidated Group, Inc., will be 80% owned by MacAndrews and Forbes. Abex shareholders will own 20% of Mafco Consolidated and 100% of the stock of a new publicly traded company containing Abex's NWL Aerospace division Overview of Contingent Value Rights CVRs Based on Post-Transaction Stock Price Performance (1)

Overview of Contingent Value Rights

Selected Recent CVR Trading Performance

Target vs. CVR Share Price – CVR Based on Operating Performance

Transaction & Ann. Date	Target Share Price	CVR Price
02/10/03 - OSI Acquiring Cell Pathways for $54.1 million	Cell Pathways[(1)]	OSI Pharmaceuticals CVR[(2)]
09/18/85 – Eli Lilly Acquiring Hybritech for $385.2 million	Hybritech	Eli Lilly CVR

Cell Pathways[(1)]


$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
Announcement
12/10/02
1/10/03
2/10/03
3/10/03
4/10/03
5/10/03
6/10/03
Target Share Price
Implied Price Excl. CVR
Implied Price Incl. Full CVR Value

OSI Pharmaceuticals CVR[(2)]


$4.00
$3.50
$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
4/12/2004
1/12/2005
10/12/2005
7/12/2006
4/12/2007
1/12/2008
CVR Market Price
Maximum CVR Price

Hybritech


$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Announcement
6/18/85
9/18/85
12/18/85
3/18/86
Target Share Price
Implied Price Excl. CVR
Implied Price Incl. Full CVR Value

Eli Lilly CVR


$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
4/14/1986
4/14/1988
4/14/1990
4/14/1992
4/14/1994
CVR Market Price
Maximum CVR Price

Source: FactSet, Bloomberg

(1) OSI Pharmaceuticals / Cell Pathways acquisition was a stock-for-stock transaction. Based on OSI's stock price of $13.99 the day before the offer, the offer valued Cell Pathways at $0.84 per share (excluding the CVR value)

(2) OSI Pharmaceuticals offered a CVR with the potential to convert into 0.4 shares in the event of a FDA filing

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DRAFT

Overview of Contingent Value Rights

Selected Recent CVR Trading Performance

Target vs. CVR Share Price – CVR Based on Stock Price Performance

Transaction & Ann. Date	Target Share Price	CVR Price
	ACLARA Biosciences	Virologic CVR[1]
06/01/04 – Virologic Acquiring ACLARA Biosciences for $149.9 million		
	Equant NV	France Telecom CVR
11/20/00 – France Telecom's Acquisition of Equity Stake in Equant NV for $1.0 billion		

$6.00
$5.00
$4.00
$3.00
$2.00
$1.00
$0.00
Announcement
2/28/04
5/28/04
8/28/04
11/28/04
Target Share Price
Implied Price Excl. CVR
Implied Price Incl. Full CVR Value

$1.00
$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
10/11/2004
1/11/2005
4/11/2005
7/11/2005
10/11/2005
1/11/2006
CVR Market Price
Maximum CVR Price

$60.00
$50.00
$40.00
$30.00
$20.00
$10.00
$0.00
Announcement
8/20/00
11/20/00
2/20/01
5/20/01
Target Share Price
Implied Price Excl. CVR
Implied Price Incl. Full CVR Value

€ 16.00
€ 14.00
€ 12.00
€ 10.00
€ 8.00
€ 6.00
€ 4.00
€ 2.00
€ 0.00
7/3/01
10/3/01
1/3/02
4/3/02
7/3/02
10/3/02
CVR Market Price
Maximum CVR Price

Source: FactSet, Bloomberg

(1) ACLARA shareholders received 1.7 CVRs per share, with a maximum cash payment of $0.50 per CVR. The CVR agreement was amended 10/19/04 to increase the per CVR cash payment to $0.88

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